Exhibit 19.1

CONSOLIDATED BALANCE SHEET

		(Rs. in Million)
		As of December 31,		As of March 31,
	Schedule	2004	2003	2004
SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share Capital	1	1,404.24	465.26	465.52
Share application money pending allotment		38.30	—	—
Reserves and Surplus	2	50,210.01	41,406.51	37,083.97

		51,652.55	41,871.77	37,549.49

Loan Funds
Secured loans	3	153.96	1,617.55	947.47
Unsecured loans	4	462.06	101.35	105.88
Minority Interest		249.32	139.96	163.84

		865.34	1,858.86	1,217.19

TOTAL		52,517.89	43,730.63	38,766.68

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill (refer Note 1)		5,636.70	5,295.80	5,252.36
Gross block	5	19,321.61	14,680.06	15,607.11
Less : Depreciation		9,274.16	7,098.51	7,599.48

Net Block		10,047.45	7,581.55	8,007.63
Capital work-in-progress and advances		2,555.37	1,334.03	1,427.28

		18,239.52	14,211.38	14,687.27

INVESTMENTS	6	22,369.95	19,937.36	19,058.83
DEFERRED TAX ASSETS (refer note 8)		533.87	465.91	486.30
CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	1,597.11	1,257.05	1,292.02
Sundry Debtors	8	13,907.47	9,877.93	11,865.56
Cash and Bank balances	9	3,141.10	1,835.15	3,242.70
Loans and advances	10	6,424.53	5,163.55	5,683.78

		25,070.21	18,133.68	22,084.06

Less : CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	12,056.19	7,936.59	8,894.20
Provisions	12	1,639.47	1,081.11	8,655.58

		13,695.66	9,017.70	17,549.78

NET CURRENT ASSETS		11,374.55	9,115.98	4,534.28

TOTAL		52,517.89	43,730.63	38,766.68

SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS	19

As per our Report attached	For and on behalf of the Board of Directors

For N. M. Raiji & Co.,
Chartered Accountants
	Azim Hasham Premji	Vivek Paul	P. M. Sinha
	Chairman and Managing Director	Vice Chairman and Executive Officer	Director

J.M. Gandhi
Partner	Suresh C. Senapaty	V. Ramachandran	B.C. Prabhakar
Membership No. 37924	Corporate Executive	Company Secretary	Director
Vice President – Finance

Mumbai, January 21, 2005		Bangalore, January 21, 2005

WIPRO LIMITED — CONSOLIDATED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million, except per share data)
		Quarter ended December 31,		Nine months ended December 31,		Year ended
	Schedule	2004	2003	2004	2003	March 31, 2004
INCOME
Gross Sales and Services		21,205.05	15,353.11	59,152.00	41,207.01	59,111.07
Less: Excise Duty		166.59	198.54	557.75	541.13	760.84

Net Sales and Services		21,038.46	15,154.57	58,594.25	40,665.88	58,350.23
Other Income	13	271.19	259.90	631.49	840.21	1,365.99

Total		21,309.65	15,414.47	59,225.74	41,506.09	59,716.22

EXPENDITURE
Cost of goods sold	14	14,147.07	10,285.38	38,524.48	27,020.96	39,150.53
Selling and Marketing Expenses	15	1,396.89	1,234.59	4,097.12	4,021.66	5,437.65
General and Administration Expenses	16	796.57	826.18	2,625.19	2,366.47	3,061.14
Interest	17	23.29	16.79	50.03	28.17	35.07

Total		16,363.82	12,362.94	45,296.82	33,437.26	47,684.40

PROFIT BEFORE TAXATION:		4,945.83	3,051.53	13,928.92	8,068.83	12,031.82

Provision for Taxation (refer Note 9)		721.70	329.99	2,034.85	922.16	1,680.56

PROFIT AFTER TAXATION		4,224.13	2,721.54	11,894.07	7,146.67	10,351.26

PROFIT BEFORE MINORITY INTEREST / EQUITY IN EARNINGS OF AFFILIATES:		4,224.13	2,721.54	11,894.07	7,146.67	10,351.26

Minority Interest		(27.49)	(20.83)	(72.11)	(35.31)	(59.19)
Share in earnings / (losses) of affiliates		70.88	43.44	132.98	(4.50)	22.92

PROFIT FOR THE PERIOD		4,267.52	2,744.15	11,954.94	7,106.86	10,314.99

Appropriations
Proposed Dividend		—	—	(5.39)	—	931.04
Proposed One-Time Dividend		—	—	(33.62)	—	5,818.98
Total Dividend		—	—	(39.01)	—	6,750.02
Tax on distribution of Dividend		—	—	—	—	864.85

Transfer to general reserve		4,267.52	2,744.15	11,993.95	7,106.86	2,700.12

EARNINGS PER SHARE — EPS (PY : Adjusted EPS for bonus issue in ratio of 2:1) — in Rs.

Basic		6.14	3.96	17.21	10.24	14.87
Diluted		6.04	3.95	17.08	10.24	14.85

Number of shares for calculating EPS (PY : Adjusted for bonus issue in ratio of 2:1)

Basic		695,437,663	693,840,903	694,791,765	693,802,188	693,870,390
Diluted		706,939,900	694,971,981	699,827,164	694,179,216	694,545,321

SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS	19

As per our Report attached	For and on behalf of the Board of Directors

For N. M. Raiji & Co.,
Chartered Accountants
	Azim Hasham Premji	Vivek Paul	P. M. Sinha
	Chairman and Managing Director	Vice Chairman and Executive Officer	Director

J.M. Gandhi
Partner	Suresh C. Senapaty	V. Ramachandran	B.C. Prabhakar
Membership No. 37924	Corporate Executive	Company Secretary	Director
Vice President – Finance

Mumbai, January 21, 2005		Bangalore, January 21, 2005

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 1 SHARE CAPITAL

	(Rs. in Million, except share numbers)
	As of December 31,		As of March 31,
	2004	2003	2004
Authorized
750,000,000 (2004: 375,000,000) Equity shares of Rs 2 each	1,500.00	750.00	750.00
25,000,000 (2004: 25,000,000) 10.25 % Redeemable Cumulative Preference Shares of Rs 10 each	250.00	250.00	250.00

	1,750.00	1,000.00	1,000.00

Issued, subscribed and paid-up
702,120,931 (2004: 232,759,152) equity shares of Rs 2 each	1,404.24	465.26	465.52

Total	1,404.24	465.26	465.52

Notes:

Of the above equity shares:

i)	692,537,085 equity shares / American Depository Receipts (ADRs) (2004: 226,905,825; 2003: 226,905,825), have been allotted as fully paid bonus shares / ADRs by capitalization of Share Premium of Rs. 32.64 and General Reserves of Rs. 1,352.44

ii)	1,325,525 equity shares (2004: 1,325,525; 2003: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	4,179,821 (2004: 449,302; 2003: 248,287) equity share issued pursuant to Employee Stock Option Plan.

SCHEDULE 2 RESERVES AND SURPLUS

	(Rs. in Million)
	As of April 1, 2004	Additions		Deductions		As of December 31, 2004
Capital Reserves	9.50	—		—		9.50
	9.50	—		—		9.50
	9.50	—		—		9.50

Capital Redemption Reserve	250.04	—		—		250.04
	250.04	—		—		250.04
	250.04	—		—		250.04

Share Premium	6,732.28	1,867.47	(a)	—		8,599.75
	6,492.85	239.43		—		6,732.28
	6,492.85	70.70		—		6,563.55

Translation Reserve	(159.75)	26.96	(b)	—		(132.79)
	(0.57)	—		159.18		(159.75)
	(0.57)	(74.65)		—		(75.22)

Deferred Stock Compensation	—	—		—		—
	4.40	—		4.40		—
	4.40	—		4.40		—

Restricted Stock Units
Employee Stock Options Outstanding		3,452.46		51.01	(c)	3,401.45
Deferred Employee Compensation Expense		(3,452.46)		(219.93	) (c)	(3,232.53)

General Reserve	30,251.90	11,993.95		931.26	(d)	41,314.59
	27,551.77	2,700.13		—		30,251.90
	27,551.77	7,106.87		—		34,658.64

Total	37,083.97	13,888.38		762.34		50,210.01
	34,307.99	2,939.56		163.58		37,083.97
	34,307.99	7,102.92		4.40		41,406.51

Corresponding figures for 2004 and 2003 are given under current year’s figures. For Notes refer below.

(a)	Pursuant to issue of shares under Wipro Employee Stock Option Plan

(b)	Translation reserves arising on account of translation of foreign subsidiaries with non-integral operations.

(c)	Reversal on forfeiture Rs. 51.01 Mn, amortisation to profit and loss account for the nine months ended December 31, 2004

(d)	Amount utilised for issue of bonus shares

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 3 SECURED LOANS

			(Rs. in Million)
	Note		As of December 31,		As of March 31,
	Reference		2004	2003	2004
From Banks
Cash Credit facility	(a	)	152.28	1,587.67	945.79
From Financial Institutions
Asset Credit Scheme	(b	)	—	28.20	—
Development loan from Karnataka Government	(c	)	1.68	1.68	1.68

Total			153.96	1,617.55	947.47

Notes:

(a)	Secured by hypothecation of stock-in trade, book debts, stores and spares and secured / to be secured by a second mortgage over certain immovable properties.

(b)	Secured by hypothecation of specific machinery / assets.

(c)	Secured by a pari-passu mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in Note a above.

SCHEDULE 4 UNSECURED LOANS

			(Rs. in Million)
	As of December 31,		As of March 31,
	2004	2003	2,004
Cash Credit facility — Overseas	356.08	—	—
Other Loans and Advances
Interest free loan from State government	104.73	100.10	104.63
Interest free loan from state financial institutions	1.25	1.25	1.25

Total	462.06	101.35	105.88

WIPRO LIMITED - CONSOLIDATED

SCHEDULE 5 FIXED ASSETS

(Rs. in Million)
	GROSS BLOCK				PROVISION FOR DEPRECIATION				NET BLOCK
	As of April		Deductions /	As of December	As of April	Depreciation	Deductions /	As of December	As of December	As of March
PARTICULARS	1, 2004	Additions	adjustments	31, 2004	1, 2004	for the period	adjustments	31, 2004	31, 2004	31, 2004
Land	744.26	34.22	5.57	772.91	12.58	0.36	11.00	1.94	770.97	731.68
Buildings	3,034.44	652.60	1.63	3,685.41	273.08	39.70	0.70	312.08	3,373.33	2,761.36
Railway siding	0.01	—	—	0.01	0.01	—	—	0.01	—	0.00
Plant & Machinery	9,088.79	2,063.30	22.13	11,129.96	5,850.47	1,236.24	13.04	7,073.67	4,056.29	3,238.32
Furniture, Fixture and Equipments	1,895.61	500.01	24.52	2,371.10	1,079.90	313.41	10.86	1,382.45	988.65	815.71
Vehicles	781.93	274.98	59.15	997.76	366.97	133.08	30.63	469.42	528.34	414.96
Technical know-how	10.38	—	—	10.38	10.38	—	—	10.38	—	—
Patents, Trade marks & Rights	51.69	302.39	—	354.08	6.09	18.12	—	24.21	329.87	45.60

Total	15,607.11	3,827.50	113.00	19,321.61	7,599.48	1,740.91	66.23	9,274.16	10,047.45	8,007.63

WIPRO LIMITED - CONSOLIDATED

SCHEDULE 6 INVESTMENTS

		( Rs. in Million except share numbers and face value)
		As of December 31,		As of March 31,
All shares are fully paid up unless otherwise stated	Number	2004	2003	2004
Investments - Long Term (at cost)
Investment in Affiliates
Wipro GE Medical Systems private Ltd (refer Note below)	4,900,000	482.49	371.71	380.80
WeP Peripherals Ltd	7,059,580	183.63	152.91	160.74

		666.12	524.62	541.54

Investments – short term:
In money market mutual funds

UTI MF (777,722 units purchased / 937,501 units redeemed during the year)	430,111	463.41	458.00	562.63
Alliance Capital Mutual Fund (50,143,931 units purchased / 35,694,601 redeemed during the year)	—	—	424.05	505.19
Prudential ICICI Mutual Fund (483,452,359 units purchased / 349,683,248 units redeemed during the year)	139,383,333	1,641.02	2,576.41	2,371.52
HDFC Mutual Fund (121,268,337 units purchased / 244,378,950 units redeemed during the year)	176,112,648	2,083.46	2,417.47	2,602.87
Standard Chartered Mutual Fund (543,252,515 units purchased / 494,595,040 units redeemed during the year)	253,438,038	2,540.32	1,930.78	2,066.53
Reliance Mutual Fund 227,378,144 units purchased / 138,114,224 units during the year)	224,097,577	2,953.78	1,346.81	1,785.40
ABN Amro Mutual Fund	1,010,380	10.10	—	—
Templeton India	141,922,353	147.55	—	163.34
Templeton TMA (2,330,070 units purchased / 2,063,348 units redeemed during the year)	1,239,653	1,239.76	1,951.47	1,576.41
Templeton Floating Fund (83,145,821 units purchased / 13,784,582 units redeemed during the year)	74,015,900	740.50	—	157.79
Franklin Templeton India Mutual Fund (9,371,984 units purchased during the year)	—	—	114.85	102.87
Deutsche MF (231,654,187 units purchased / 156,901,558 units redeemed during the year)	134,164,878	1,359.61	759.49	577.80
ING MF (105,714,912 units purchased / 91,441,438 units redeemed during the year)	49,333,065	500.28	369.11	367.94
Can Liquid MF (42,097,401 units purchased )	42,097,401	496.00	262.40	499.25
Sundaram MF (198,714,108 units purchased / 64,273,561 redeemed during the year)	62,390,412	776.83	—	172.34
Cholamandalam Mutual Fund (77,450,465 units purchased / 52428697 units redeemed during the year)	43,650,960	522.78	65.27	176.57
Kotak Mutual Fund (99,176,173 units purchased / 77,666,667 redeemed during the year)	132,789,455	1,561.20	1,184.90	1,317.54
J M Mutual Fund (462,827,263 units purchased / 497,344,609 units redeemed during the year)	109,346,598	1,095.41	1,549.63	1,406.31
DSP Merrill Lynch Mutual Fund (120,328,268 units purchased / 100,847,748 during the year)	66,605,998	666.73	639.59	459.33
SBI Insta Cash (134,265,755 units purchased / 135,023,507 redeemed during the year)	—	—	589.32	—
HSBC Cash fund (200,559,668 units purchased /179,881,832 units redeemed during the year)	129,038,517	1,418.77	872.76	206.76
Birla Mutual Fund	8,397,731	90.72	1,350.98	1,438.90
Tata Mutual Fund (113,184,908 units purchased / 25252950 units redeemed during the year)	89,044,308	997.48	231.89	—
Principal AMC Mutual Fund (302,587,813 units purchased / 277,365,378 units redeemed during year)	25,550,713	260.00	317.56	—
Investment with Wells Fargo, USA		138.15	—	—

		21,703.83	19,412.74	18,517.29

Total		22,369.95	19,937.36	19,058.83

Note :	Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in join venture / venture funding agreement

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 7 INVENTORIES

			(Rs. in Million)
	As of December 31,		As of March 31,
	2004	2003	2004
Stores and Spares	37.16	28.40	31.51
Raw Materials	669.18	363.43	551.40
Stock in Progress	259.16	130.68	159.52
Finished Goods	631.61	734.54	549.59

Total	1,597.11	1,257.05	1,292.02

Basis of stock valuation :

i) Raw materials, stock in progress and Stores & Spares at or below cost.

ii) Finished Goods at cost or net realizable value, whichever is lower

SCHEDULE 8 SUNDRY DEBTORS (Unsecured)

Over Six Months
Considered Good	606.78	626.19	459.41
Considered Doubtful	868.63	749.14	720.02

	1,475.41	1,375.33	1,179.43

Others
Considered Good	13,300.69	9,251.74	11,406.15
Considered Doubtful	—	—	30.76

	13,300.69	9,251.74	11,436.91

Less : Provision for Doubtful Debts	868.63	749.14	750.78

Total	13,907.47	9,877.93	11,865.56

SCHEDULE 9 CASH AND BANK BALANCES

Cash and Cheques on hand	57.82	212.09	220.17
Balance with scheduled banks
On Current Account	1,288.66	812.45	690.52
In Deposit Account	57.53	90.96	51.01
Balance with other banks in Current Account
Bank of America, USA	50.17	157.33	183.99
Bank of Montreal	—	—	1.68
Citibank	—	—	0.10
Hong Kong & Shanghai Bank	8.68	17.48	13.75
Midland Bank, U K	184.66	98.10	437.76
Nations Bank	—	—	5.65
Saudi British Bank	14.06	—	24.57
Standchart UAE	2.55	—	0.97
Wells Fargo, U S A	1,432.86	398.90	1,612.53
Bank of Tokyo	1.90	—	—
Great Western Bank	5.44	5.68	—
SBI Singapore -USD Account	—	—	—
CCF Paris AG Centrale	4.03	—	—
FCC National Bank	22.95	25.57	—
Chase Manhatten	—	16.59
Uni Credit Banca — Italy	9.79	—

Total	3,141.10	1,835.15	3,242.70

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 10 LOANS AND ADVANCES

			(Rs. in Million)
	As of December 31,		As of March 31,
	2004	2003	2004
(Unsecured, considered good unless otherwise stated)
Advances and loans to Subsidiaries	—	—	—
Advances recoverable in cash or in kind or for value to be received
Considered Good	2,410.23	1,742.41	2,126.28
Considered Doubtful	81.07	89.17	77.36

	2,491.30	1,831.58	2,203.64

Less : Provision for Doubtful Advances	81.07	89.17	77.36

	2,410.23	1,742.41	2,126.28

Inter Corporate Deposits
Citicorp Financial Services Limited	—	8.08	—

Other Deposits	843.49	719.80	854.77
Advance Income Tax (net of provision)	302.18	723.60	587.66
Balances with Excise and Customs	20.73	12.44	29.67
Unbilled Services	2,847.90	1,957.22	2,085.40

Total	6,424.53	5,163.55	5,683.78

Note :

Other Deposits include Rs. 25 (2004 : Rs. 25) security deposits for premises with a firm in which a director is interested

SCHEDULE 11 CURRENT LIABILITIES

Sundry Creditors	3,243.57	2,234.39	3,153.47
Unclaimed Dividends	1.48	1.49	1.49
Advances from customers	703.80	584.63	534.83
Unearned Revenues	534.86	350.63	363.33
Other Liabilities	7,572.48	4,765.45	4,841.08

Total	12,056.19	7,936.59	8,894.20

SCHEDULE 12 PROVISIONS
Employee retirement benefits	1,253.48	852.36	683.35
Warranty Provision	385.99	228.75	357.36
Proposed dividend	—	—	931.04
Proposed one-time dividend	—	—	5,818.98
Tax on proposed dividend	—	—	864.85

Total	1,639.47	1,081.11	8,655.58

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 13 OTHER INCOME

					(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2004	2003	2004	2003	March 31, 2004
Dividend on Mutual Fund Units	147.47	209.16	516.75	572.51	779.98
Interest on debt instruments and others	8.49	4.31	17.07	21.90	25.98
Rental Income	5.68	7.06	16.99	27.80	45.03
Profit on sale of Mutual Fund Units	47.32	(18.97)	12.37	(44.33)	(43.55)
Profit on disposal of Fixed Assets	7.48	(0.48)	107.47	(0.48)	108.34
Brand Fees	—	0.01	—	22.05	22.05
Provision no longer required written back	0.13	0.30	1.45	1.24	33.65
Exchange differences — Net	40.96	50.84	(72.38)	199.83	297.32
Miscellaneous Income	13.66	7.67	31.77	39.69	97.19

Total	271.19	259.90	631.49	840.21	1,365.99

* Tax deducted at source Rs. 755 (2004: Rs. 74,747, 2003 : Rs. 7,364)

SCHEDULE 14 COST OF GOODS SOLD

Raw materials, Finished and Process Stocks *	3,129.94	2,154.20	8,302.24	5,664.06	8,945.74
Stores & Spares	105.61	45.81	248.19	138.87	200.29
Power and Fuel	165.99	122.94	460.28	346.46	461.64
Salaries, Wages and bonus including onsite allowance	7,631.14	5,442.19	20,575.13	14,287.99	20,305.24
Contribution to provident and other funds	114.75	77.56	313.12	202.03	294.38
Gratuity and pension	122.53	93.88	317.81	219.51	288.00
Workmen and Staff welfare	94.37	61.99	242.86	166.56	248.03
Insurance	34.71	23.51	98.27	44.75	87.99
Repairs to factory buildings	16.35	23.50	52.99	35.66	52.92
Repairs to Plant & Machinery	228.13	140.40	724.14	309.25	442.88
Rent	106.23	80.35	301.53	224.20	323.11
Rates & Taxes	9.06	0.57	36.23	1.76	7.62
Packing & Freight Inward	17.47	8.75	44.59	22.68	35.09
Traveling	572.54	325.59	1,575.24	1,002.42	1,312.44
Communication	275.91	290.24	861.63	717.56	987.69
Depreciation	611.11	452.52	1,610.01	1,222.90	1,759.91
Sub contracting / technical fees	523.98	521.31	1,575.09	1,294.62	2,047.70
Miscellaneous	501.34	428.81	1,437.86	1,215.63	1,489.81
Less : Capitalized	(114.09)	(8.74)	(252.73)	(95.95)	(139.95)

Total	14,147.07	10,285.38	38,524.48	27,020.96	39,150.53

*	For details refer Schedule 18

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 15 SELLING AND MARKETING EXPENSES

					(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2004	2003	2004	2003	March 31, 2004
Salaries, wages and bonus	203.95	188.90	642.58	769.91	987.43
Contribution to provident and other funds	5.32	4.00	14.32	12.34	16.90
Gratuity and pension	7.90	5.07	21.17	10.28	28.88
Workmen and Staff welfare	9.51	9.73	31.62	25.12	34.93
Insurance	0.58	3.37	3.20	6.27	36.01
Repairs to buildings	0.91	4.96	4.05	7.39	12.22
Rent	30.36	52.56	83.49	87.53	117.03
Rates and taxes	1.77	4.55	12.94	16.94	22.71
Carriage and freight	80.12	57.80	216.63	161.42	215.11
Commission on sales	28.25	10.35	68.39	48.24	98.88
Advertisement and sales promotion	209.52	135.32	563.86	422.07	571.49
Depreciation	19.92	33.47	56.33	70.29	72.46
Travel	733.46	636.99	2,121.10	2,096.08	2,779.64
Communication	17.08	9.81	51.75	51.59	54.67
Miscellaneous Expenses	48.24	77.71	205.69	236.19	389.30

Total	1,396.89	1,234.59	4,097.12	4,021.66	5,437.65

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Salaries, wages and bonus	341.61	255.18	858.09	828.51	1,119.88
Contribution to provident and other funds	17.05	10.96	40.17	31.24	35.63
Gratuity and pension	14.96	13.03	38.52	38.64	41.46
Workmen and Staff welfare	61.36	38.49	161.55	121.90	173.17
Insurance	5.96	10.54	29.69	12.54	14.13
Repairs to buildings	0.41	1.29	6.14	4.79	6.17
Rent	4.35	10.23	19.42	24.89	35.24
Rates and taxes	3.55	10.85	12.82	23.13	24.96
Auditors’ remuneration and expenses					—
Audit fees	2.34	1.22	7.67	4.55	7.08
For certification including tax audit	—	—	0.06	0.36	1.03
Reimbursement of expenses	0.10	0.05	0.33	0.22	0.28
Loss on disposal of Fixed Assets	1.05	0.15	1.38	6.37	6.90
Directors’ fees	0.03	—	0.10	0.11	0.19
Depreciation	25.18	33.82	74.57	102.23	121.29
Travel	115.49	98.66	302.20	298.02	362.17
Communication	20.94	31.56	58.72	63.91	85.52
Provision / write off of bad debts	(6.79)	11.30	141.05	143.37	123.64
Miscellaneous Expenses	188.98	298.85	872.71	661.69	902.41

Total	796.57	826.18	2,625.19	2,366.47	3,061.14

WIPRO LIMITED — CONSOLIDATED

SCHEDULE 17 INTEREST

					(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2004	2003	2004	2003	March 31, 2004
On fixed Loans	—	1.74	—	3.68	8.77
Other	23.29	15.05	50.03	24.49	26.30

Total	23.29	16.79	50.03	28.17	35.07

SCHEDULE 18

RAW MATERIALS, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components :
Opening Stocks	537.31	411.07	551.40	398.22	398.22
Add : Purchases	2,417.01	1,232.71	6,083.70	3,544.29	5,728.84
Less : Closing Stocks	669.18	363.43	669.18	363.43	551.40

	2,285.14	1,280.35	5,965.92	3,579.08	5,575.66

Purchase of Finished Products for sale	1,041.28	940.47	2,517.98	2,363.84	3,492.83

(Increase) / Decrease in finished and process Stocks :

Opening Stock : In process	216.82	144.25	159.52	119.03	119.03
: Finished products	477.47	654.35	549.59	467.33	467.33

Less : Closing Stock : In process	259.16	130.68	259.16	130.68	159.52
: Finished products	631.61	734.54	631.61	734.54	549.59

	(196.48)	(66.62)	(181.66)	(278.86)	(122.75)

Total	3,129.94	2,154.20	8,302.24	5,664.06	8,945.74

WIPRO LIMITED — CONSOLIDATED

					(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2004	2003	2004	2003	March 31, 2004
A. Cash flows from operating activities:
Profit before tax	4,945.83	3,051.50	13,928.92	8,068.84	12,031.82

Adjustments:

Depreciation and amortization	656.20	513.48	1,740.91	1,396.39	1,971.85
Amortisation of stock compensation	168.92	—	168.92	—	—
Exchange differences — Net	(53.92)	(101.33)	—	(191.65)	(132.77)
Retirement benefits provision	280.24	57.06	570.13	228.49	161.60
Interest on borrowings	23.29	16.79	50.03	28.17	—
Dividend / interest — Net	(203.45)	(238.83)	(546.19)	(594.42)	(762.41)
Loss / (Gain) on sale of property, plant and equipment	(7.48)	(0.33)	(107.47)	5.89	(107.00)
Working Capital Changes :
Trade and other receivable	(636.97)	(755.83)	(2,804.41)	(1,448.27)	(3,670.41)
Loans and advances	(18.57)	60.15	(279.99)	(47.09)	(359.89)
Inventories	(334.56)	(15.15)	(305.09)	(246.53)	(281.50)
Trade and other payables	817.17	952.73	3,190.60	1,705.37	2,748.13

Net cash generated from operations	5,636.70	3,540.24	15,606.36	8,905.19	11,599.42
Direct taxes paid	(604.52)	(371.66)	(1,796.94)	(898.74)	(1,568.36)

Net cash generated from operations	5,032.18	3,168.58	13,809.42	8,006.45	10,031.06

B. Cash flows from investing activities:
Expenditure on property, plant and equipment (including advances)	(1,622.71)	(954.18)	(4,954.35)	(2,825.14)	(4,100.97)
Proceeds from sale of property, plant and equipment	(100.22)	0.33	154.24	67.69	121.86
Purchase of investments	(21,429.34)	(8,490.30)	(51,084.08)	(20,040.70)	(10,706.51)
Inter Corporate deposits placed / matured	—	17.33	—	277.72	285.30
Certificate of Deposits with foreign banks	—	—	—	2,463.06	2,463.06
Proceeds on Sale / from maturities on Investments	17,786.19	4,353.93	47,897.54	8,490.00	48.06
Net Payment for acquisition of businesses	(493.50)	—	(597.77)	(465.27)	(465.27)
Dividend / interest income received	180.16	222.03	504.56	571.18	777.85

Net cash generated from investing activities	(5,679.42)	(4,850.86)	(8,079.86)	(11,461.46)	(11,576.62)

C. Cash flows from financing activities:
Proceeds from exercise of Stock Option Plan grants	1,579.42	67.42	1,875.47	70.83	238.60
Share application money pending allotment	38.30	1.22	38.30	—	—
Dividends paid (including distribution tax)	—	—	(7,575.76)	(262.36)	(262.36)
Proceeds from (issuance) / repayment of borrowings	(155.09)	1,199.89	(437.35)	1,127.89	463.02
Proceeds from issuance shares by subsidiary	12.21	48.22	266.19	147.53	147.53

Net cash provided by / (used in) financing activities	1,474.84	1,316.75	(5,833.15)	1,083.89	586.79

Net increase / (decrease) in cash and cash equivalents during the year	827.60	(365.53)	(103.59)	(2,371.12)	(958.77)
Cash and cash equivalents at the beginning of the period	2,313.50	2,198.49	3,242.70	4,210.08	4,210.08

Effect of Translation of cash balance with foreign subsidiaries	—	2.19	1.99	(3.81)	(8.61)

Cash and cash equivalents at the end of the period	3,141.10	1,835.15	3,141.10	1,835.15	3,242.70

     For and on behalf of the Board of Directors

Azim H. Premji	Vivek Paul	P. M. Sinha
Chairman and	Vice Chairman and	Director
Managing Director	Executive Officer

Suresh C. Senapaty	V. Ramachandran	B.C. Prabhakar
Corporate Executive	Company Secretary	Director
Vice President — Finance		Bangalore, January 21, 2005

WIPRO LIMITED — CONSOLIDATED

We have examined the above cash flow statement of Wipro Limited — consolidated for the nine months and three months period ended December 31, 2004. This statement is based on and in agreement with the corresponding Profit and Loss Account and Balance Sheet of the Company for the nine months and three months of the said period.

For N M Raiji & Co.,
Chartered Accountants

J M Gandhi
Partner
Membership No. 37924

Mumbai, January 21, 2005

WIPRO LIMITED - CONSOLIDATED

SCHEDULE –19 SIGNIFICANT ACCOUNTING POLICIES

Accounting convention

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements:-

The accompanying consolidated financial statements have been prepared in accordance with Accounting Standard 21 ‘Consolidated Financial Statements’ and Accounting Standard 23 ‘Accounting for Investments in Associates in Consolidated Financial Statements.

Principles of consolidation:-

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled and its affiliates where the group holds more than 20% of voting power and has significant influence. All material inter-company accounts and transactions are eliminated on consolidation. The group accounts for investments in affiliates by the equity method.

Revenue recognition

•	Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

•	Sales are recognized on despatch, except in the following cases:

-	Consignment sales are recognized on receipt of statement of account from the agent

-	Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

-	Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. With reference to fixed price contracts revenue is recognized in accordance with percentage of completion method of accounting

•	Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

•	Agency commission is accrued on shipment of consignment by principal.

•	Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

•	Other income is recognized on accrual basis.

Fixed Assets and Depreciation

Fixed assets are stated at historical cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on [Illegible] purchase are capitalized at the gross value and interest thereon is charged to profit and loss account. renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long-term utility.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. In Wipro Inc, Enthink Inc and Wipro Japan KK depreciation is provided on Written Down Value method.

Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Intangible assets are amortized over their estimated useful life ranging between 5 years and 20 years.

Goodwill

The goodwill arising on consolidation / acquisition is not amortised. It is tested for impairment on a periodic basis and written off if found impaired.

WIPRO LIMITED - CONSOLIDATED

Investments

Long term Investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

Provision for retirement benefits

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee’s is determined as per actuarial valuation at the year-end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company. Certain categories of employees are entitled to pension benefits which are determined based on factors like years of services and cumulative basic salary. The company has provided for the liability based on an actuarial valuation. The compensation paid if any, on voluntary retirement to the employees is charged off as an expense in the year of Incurrence.

Deferred Tax

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income. Deferred tax assets are recognized when there is a reasonable certainty that they will be realized. Deferred tax asset relating to unabsorbed business losses are recognized when there is a virtual certainty that there will be sufficient taxable profits to utilize them.

Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility in financial statements arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts.

As a part of t he Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The accounting standard on “The effects of changes on foreign exchange rates”, which was amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. Further to that, the Institute of Chartered Accountants of India has clarified that this accounting standard is not applicable to the forward contracts which are for hedging highly probable forecasted transactions.

Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Period-end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.

Gains/losses, including gains/losses on intermediary roll over/cancellation, of Forward contracts designat ed as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur.

Other forward contracts, options etc. which are not designated as hedge of forecasted transaction, are marked to market on the balance sheet date and the resultant gain/loss is accounted in the profit and loss account for the period.

In respect of non -integral operations assets and liabilities are translated at the exchange rate prevai ling at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are included in translation reserve.

Research and Development

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

WIPRO LIMITED - CONSOLIDATED

NOTES TO ACCOUNTS

1.	Goodwill on consolidation as on the balance sheet date comprises of the following:

(Rs. in Million)

Wipro Fluid Power Limited	18.27
Wipro Spectramind Services Limited	4069.82
Wipro Healthcare IT Limited	175.01
Cygnus Nigri Investments private Limited	16.26
Wipro Inc.	1245.17
Wipro Technology UK Limited	112.17

Total	5636.70

2.	As of December 31, 2004, forward contracts to the extent of USD 258 Mn have been assigned to the foreign currency assets as on the balance sheet date. These assets are valued at the forward contract rate, adjusted for premium / discount in respect of the expired period.

The Company has designated certain forward contracts to hedge highly probable forecasted transactions. The gain or loss on these forward contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. In certain cases, the Company has entered into forward contracts having a maturity earlier than the period in which the hedged transaction is forecasted to occur. The gain / loss on roll over / cancellation / expiry of such contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur, till such time the same is accumulated and shown under Loans and Advances.

The Company has also entered into option / forward contracts which are not designated as hedge . Gain or loss on such contracts is recognized in the profit and loss account of the respective periods. The outstanding contracts as at the balance sheet date are marked to market, the impact of which is taken to profit and loss account. Consequently, the company has recognized marked to market gain of Rs. 13.41 Mn in the current quarter ended December 31, 2004.

As at the balance sheet date, the Company had forward contracts to sell USD 614 Mn in respect of forecasted transactions. The effect of marked to market and of intermediary roll over / expiry of the said forward contracts is a gain of Rs. 233.97 Mn. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

Had the Company continued to follow the earlier accounting policy, the profit for the quarter would have been higher by Rs. 297 Mn (lower by Rs. 197 Mn for the nine months period ended December 31, 2004).

3.	In June 2004, the company acquired trademark / brand “Chandrika’ for an aggregate consideration of Rs. 238 Mn. The Company is entitled to use the trademark / brand in manufacturing, selling and distributing products in India and other SAARC countries. The company has further acquired rights to use the brand in Nepal by payment of Rs. 30 Mn.

The Company has also entered into a non-compete agreement with the sellers of “Chandrika” brand, for which it has paid certain amount as up-front fee. In addition, the Company will be paying an annual non-compete fee computed as a specified percentage of the revenues from products sold under “Chandrika” trade-name, subject to a minimum annual payment.

Based on the performance of various other comparable established brands in the market, the company estimates that the useful life of the brand is at least 20 years and hence the cost of the brand is amortized over the period of 20 years. Further, the upfront non-compete fee is amortized over the period of agreement and the annual non-compete fee is recognized in the respective years.

4.	During the nine months ended December 31, 2004 the company acquired 4,025,914 shares from the employees of Wipro Spectramind Services Limited for a total consideration of Rs. 597.77 Mn and recognized goodwill of Rs. 391.29 Mn.

WIPRO LIMITED - CONSOLIDATED

5.	The company has a 49% equity interest in Wipro GE Medical Systems Private Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, WGE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

Investments in WeP Peripherals Ltd have been accounted for by equity method.

6.	In June 2004, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 6,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

RSUs vest over a period of five years from the date of grant and upon vesting the employees have a right to acquire one equity share for every RSU at an exercise price. The RSUs granted are subject to forfeiture if the employee terminates employment before vesting. The excess of market price on the date of grant over the exercise price is recognized as deferred compensation cost and amortized over the vesting period.

The Company granted 4,691,678 RSUs under the WRSUP 2004 plan and 783,950 RSUs under the WARSUP 2004 Plan. The deferred compensation cost of Rs. 3,468.27 Mn arising from the grant is being amortized over the vesting period of five years.

During the quarter ended December 31, 2004 the Company has charged to profit and loss account Rs. 167.61 Mn (nine months period – Rs. 168.92 Mn) of deferred compensation cost as salaries and wages.

7.	In the previous year, the company received a demand from the income tax department of Rs. 2,61 5 Mn (Including interest demand of Rs. 765 Mn) for one of its assessment years. Un-provided liability on this account is Rs. 2,316 Mn. The tax demand is mainly on account of disallowance of deduction claimed by the company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in software Technology Park at Bangalore. As per the opinion of the company’s legal counsel the said disallowance is not tenable. The management of the company has filed an appeal challenging the disallowance. Considering the facts and nature of disallowance, the management believes that final outcome of the dispute shall be positive and there will not be material impact on the financial statement.

8.	The breakup of accumulated net deferred tax asset is given below:

			(Rs. in Million)
	December	December	March
	31, 2004	31, 2003	31, 2004

Deferred tax assets:
Allowance for doubtful debts	92.64	87.07	92.64
Property plant and equipment – Depreciation differential	49.12	74.27	49.12
Employee stock incentive plan	9.39	38.90	9.39
Accrued expenses	166.27	103.13	166.27
Business losses carried forward	216.45	162.53	168.88

	533.87	465.90	486.30

9.	a)Provision for taxation comprises of following:

(i)	Rs. 905.71 Mn (2004: Rs. 758.93 Mn) in respect of foreign taxes .

(ii)	Rs. 1,122.50 Mn (2004: Rs. 918 .63 Mn) in respect of Indian Income Tax, which includes provision of Rs. Nil (2004: Rs. 251. 39 Mn) in respect of earlier years.

(iii)	Rs. 6.64 Mn (2004: Rs. 3 Mn) in respect of Wealth Tax which includes provision of Rs. 2.89 Mn in respect of earlier years .

b)	Tax expense for the quarter is based on the estimated effective tax rate for the year. The bifurcation between current tax and deferred tax assets will be made at the year end, based on the full year working.

WIPRO LIMITED - CONSOLIDATED

10.	The details of subsidiaries and affiliates are as follows :–

a) Name of the subsidiary	Country of Incorporation	% Holding
Wipro Fluid Power Limited	India	98%
Wipro Inc.	USA	100%
Enthink Inc. (a)	USA	–
Wipro Japan KK	Japan	100%
Wipro Chandrika Limited	India	90%
Wipro Trademarks Holding Limited	India	100%
Wipro Travel Services Limited	India	100%
Wipro HealthCare IT Limited	India	100%
Spectramind Limited	Bermuda	100%
Spectramind Limited ( b)	Mauritius	–
Wipro Spectramind Services Limited (c)	India	93%
Spectramind Inc. (d)	USA
Wipro Holdings (Mauritius) Limited	Mauritius	100%
Wipro Holdings (UK) Limited (e)	UK	–
Wipro Technologies UK Limited (f)	UK	–
Wipro Consumer Care Limited	India	100%
Cygnus Nigri Investments private Limited (g)	India	–
Wipro Shanghai Limited	China	100%

b) Wipro Equity Reward Trust	India	Fully controlled trust
c) Grantor Trust	USA	Fully controlled trust
d) Name of the affiliate
Wipro GE Medical Systems Private Limited	India	49%
WeP Peripherals Limited	India	40.5%

Note:

a)	Majority owned by Wipro Inc.

b)	Fully owned by Spectramind Limited, Bermuda

c)	Owned through Spectramind Limited, Bermuda and Spectramind Limited, Mauritius

d)	Fully owned through Wipro Spectramind Services Limited

e)	Fully owned by Wipro Holdings (Mauritius) Limited

f)	Fully owned by Wipro Holdings (UK) Limited

g)	Fully owned by Wipro Trademarks Holding Limited

11.	Diluted EPS is calculated based on treasury stock method for ESOP outstanding.

12.	Provision for retirement benefits are made on the estimated basis in the interim financial statement and acturial valuation is carried out at the year end.

13.	The segment report prepared in accordance with the accounting standard 17 ‘Segment reporting’ issued by the Institute of Chartered Accountants of India is given in the Annexure I.

14.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to this period classification. Current period figures are not comparable with the previous period figures on account of acquisition of Wipro Nerve wire (IT consulting business) with effect from May 2003.

Annexure I

WIPRO LIMITED, CONSOLIDATED

AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE QUARTER & NINE MONTHS ENDED DECEMBER 31, 2004

Rs. in Million

Particulars	Quarter ended December 31,			Nine months ended December 31,			Year ended
			Growth			Growth	March 31,
	2004	2003	%	2004	2003	%	2004

Segment Revenue
Global IT Services and Products	15,888	11,472	38%	44,344	31,026	43%	43,575
India & AsiaPac IT Services and Products	3,421	2,355	45%	9,122	6,096	50%	9,762
Consumer Care and Lighting	1,289	949	36%	3,496	2,629	33%	3,649
Others	503	438	15%	1,615	1,198	35%	1,826

TOTAL	21,101	15,214	39%	58,577	40,949	43%	58,812

Profit before Interest and Tax - PBIT (1)
Global IT Services and Products	4,139	2,514	65%	11,893	6,573	81%	9,539
India & AsiaPac IT Services and Products	272	161	69%	627	393	60%	792
Consumer Care and Lighting	175	141	24%	495	415	19%	551
Others	176	48	267%	316	158	100%	277

TOTAL	4,762	2,864	66%	13,331	7,539	77%	11,159

Interest (Net) and Other Income	185	187		598	530		873

Profit Before Tax	4,947	3,051	62%	13,929	8,069	73%	12,032

Income Tax expense	(722)	(330)		(2,035)	(922)		(1,681)

Profit before Share in earnings / (losses) of Affiliates and minority interest	4,225	2,721	55%	11,894	7,147	66%	10,351
Share in earnings of affiliates	71	43		133	(5)		23
Minority interest	(28)	(21)		(72)	(35)		(59)

PROFIT AFTER TAX	4,268	2,743	56%	11,955	7,107	68%	10,315

Operating Margin
Global IT Services and Products	26%	22%		27%	21%		22%
India & AsiaPac IT Services and Products	8%	7%		7%	6%		8%
Consumer Care and Lighting	14%	15%		14%	16%		15%

TOTAL	23%	19%		23%	18%		19%

CAPITAL EMPLOYED(2)
Global IT Services and Products	26,709	19,163		26,709	19,163		21,732
India & AsiaPac IT Services and Products	1,417	1,496		1,417	1,496		1,941
Consumer Care and Lighting	659	520		659	520		596
Others	23,733	22,552		23,733	22,552		14,498

TOTAL	52,518	43,731		52,518	43,731		38,767

CAPITAL EMPLOYED COMPOSITION
Global IT Services and Products	51%	44%		51%	44%		56%
India & AsiaPac IT Services and Products	3%	3%		3%	3%		5%
Consumer Care and Lighting	1%	1%		1%	1%		2%
Others	45%	52%		45%	52%		37%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
Global IT Services and Products	66%	52%		65%	46%		47%
India & AsiaPac IT Services and Products	67%	47%		50%	41%		53%
Consumer Care and Lighting	101%	107%		105%	92%		86%

TOTAL	38%	27%		39%	25%		30%

     (1) PBIT is after considering stock compensation expense of Rs. 168 Mn for three months ended and Rs. 169 Mn for nine months ended December 31, 2004. PBIT of Global IT Services and Products is after considering stock compensation expense of Rs. 151 Mn for three months and nine months ended December 31, 2004.

     (2) This includes cash and cash equivalents of Rs. 24,845 Mn (2004: Rs. 21,760 Mn & 2003: Rs. 21,247 Mn).

Notes to segment report:

1.	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by the Institute of Chartered Accountants of India.

2.	The Company has three geographic segments: India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

								(Rs. in Million)

	Quarter ended December 31,				Nine months ended December 31,
Geography	2004	%	2003	%	2004	%	2003	%

India	4,588	22%	3,506	23%	12,956	23%	9,479	23%
USA	10,998	52%	8,276	54%	30,734	52%	22,131	54%
Rest of the World	5,515	26%	3,432	23%	14,887	25%	9,339	23%

Total	21,101	100%	15,214	100%	58,577	100%	40,949	100%

3.	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

4.	As of December 31, 2004, forward contracts to the extent of USD 258 Mn have been assigned to the foreign currency assets as on the balance sheet date. These assets are valued at the forward contract rate, adjusted for premium / discount in respect of the expired period.

The Company has designated certain forward contracts to hedge highly probable forecasted transactions. The gain or loss on these forward contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. In certain cases, the Company has entered into forward contracts having a maturity earlier than the period in which the hedged transaction is forecasted to occur. The gain / loss on rollover / cancellation / expiry of such contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur, till such time the same is grouped under Loans and Advances.

The Company has also entered into option / forward contracts which are not designated as hedge. Gain or loss on such contracts is recognized in the profit and loss account of the respective periods. The outstanding contracts as at the balance sheet date are marked to market, the impact of which is taken to profit and loss account. Consequently, the company has recognized marked to market gain of Rs. 13.41 Mn in the current quarter ended December 31, 2004.

As at the balance sheet date, the Company had forward contracts to sell USD 614 Mn in respect of forecasted transactions. The effect of marked to market and of intermediary roll over / expiry of the said forward contracts is a gain of Rs. 233.97 Mn. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

Had the Company continued to follow the earlier accounting policy, the profit for the quarter would have been higher by Rs. 297 Mn (lower by Rs. 197 Mn for the nine months period ended December 31, 2004).

5.	a) In accordance with Accounting Standard 21 “Consolidated Financial Statements” issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

b)	The company has a 49% equity interest in Wipro GE Medical Systems Private Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, WGE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”

c)	In accordance with the guidance provided in Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial Statements” WeP Peripherals have been accounted for by equity method of accounting.